EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated June 7, 2004 (except for Note 16, as to which the date is June 18, 2004), accompanying the consolidated financial statements and schedule included in the Annual Report of MTI Technology Corporation as amended December 20, 2004 on Form 10-K/A, for the year ended April 3, 2004, which are incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP
Irvine, California
December 20, 2004